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                                                 RATIO OF EARNINGS TO FIXED CHARGES


                                           --------------------------  -----------------------------------------------------------
                                             FISCAL QUARTER ENDED                          FISCAL YEAR ENDED
                                           ------------- ------------  -----------------------------------------------------------
                                             4/29/2000     5/1/1999     1/29/2000   1/30/1999    1/31/1998   2/1/1997   2/3/1996
(dollars in thousands)
EARNINGS/(LOSS):
Income/(Loss) Before Extraordinary Charges
and Income Taxes                                $(16,523)   $ (1,528)   $ (6,541)   $ (3,925)   $  4,692    $  3,248    $(18,676)

FIXED CHARGES:
  Interest expensed and capitalized                3,410       3,239      14,184      12,296      11,665      12,278      15,134

  Amortized premiums, discounts and
capitalized expenses related to indebtedness          98         114         456         517         691         689         686

Estimate of the interest within rental
   expense (capital leases included above)         1,063         860       4,675       2,585       1,614       1,657       1,747

Preference security dividend require
                                                --------    --------    --------    --------    --------    --------    --------
         SUBTOTAL FIXED CHARGES                    3,508       3,353      14,639      12,813      12,356      12,967      15,820
                                                --------    --------    --------    --------    --------    --------    --------

Amortization of capitalized interest (not material)

Distributed income of equity investees

Share of pre-tax losses of equity investees

Capitalized interest                                  (6)       (102)       (168)       (291)        (42)        (78)        (33)

Preference security dividend interest

Minority interest in pre-tax subsidiaries
                                                --------    --------    --------    --------    --------    --------    --------
         SUBTOTAL EARNINGS/(LOSS)                (13,021)      1,724       7,930       8,597      17,006      16,138      (2,889)
                                                --------    --------    --------    --------    --------    --------    --------

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RATIO OF EARNINGS/(LOSS) TO FIXED CHARGES        (3.7122)     0.5140      0.5417      0.6710      1.3763      1.2445     (0.1826)

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